Exhibit 23.4

Ausenco Engineering USA South Inc.

595 S. Meyer Ave.

Tucson, AZ 85701

CONSENT OF THIRD-PARTY QUALIFIED PERSON

Ausenco Engineering USA South Inc. (“Ausenco”), in connection with the filing of Hycroft Mining Holding Corporation’s registration statement on Form S-3, and any amendments or supplements and/or exhibits thereto (collectively, the “Registration Statement”), consent to:

●	the filing and use of the technical report summary titled “Hycroft Property Initial Assessment Technical Report Summary, Humboldt and Pershing Counties, Nevada, United States of America” (the “2023 Hycroft TRS”), with an effective date of March 27, 2023, as an exhibit to and referenced in the Registration Statement;

●	the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Registration Statement and the 2023 Hycroft TRS; and

●	the information derived, summarized, quoted or referenced from the 2023 Hycroft TRS, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statement.

Ausenco is responsible for authoring, and this consent pertains to, the following Sections of the 2023 Hycroft TRS: 1.1, 1.2, 1.3, 1.5, 1.8, 1.10, 1.11, 2, 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 3.8, 4, 5, 10, 21, 22.1, 22.3, 22.5, 22.7.2, 23.3 and portions of sections 23.1, 24, and 25.

May 9, 2024

/s/ James A. Norine
Signature of Authorized Person for
Ausenco Engineering USA South Inc.

James A. Norine – Director M&M
Print name of Authorized Person for
Ausenco Engineering USA South Inc.